GLOBAL PHARM HOLDINGS GROUP, INC.
25/F New World Center, No. 6009 Yitian Road, Futian District
Shenzhen, People’s Republic of China 518026

January 4, 2012

To: Kwong Chi Wong (Simon)

11/F, ING Tower,
308 Des Voeux Road Central,
Hong Kong

Dear Simon,

This is to confirm the terms of your appointment as a Non-Executive Director of Global Pharm Holdings Group, Inc. (the “Company”).

Overall, in terms of time commitment, we expect your attendance at all the Board of Directors (the "Board") meetings, meetings of the audit, compensation and nomination committees of the Board (as applicable) and the General Meetings (if requested). In addition, you will be expected to devote appropriate preparation time ahead of each meeting.  Board meetings may be held within or outside the United States of America as the Company may decide.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

For and in consideration of the services to be performed by you, Company agrees to pay you as follows:

1.1	Fee. An annual fee equal to an amount of HK$360,000 (approximately 46,337 U.S. Dollars), payable on a monthly basis, subject to your continuous service as a member of the Board (the “Annual Fee”).

1.2	Stock Option. No stock option will be granted.

1.3
Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service including out-of-pocket expenses and transportation expenses, provided that such expenses are against original and valid receipts and pre-approved by the Company in writing (the “Expenses”).

1.4
Payment of the Expenses, as applicable, shall be made against your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within Seven (7) days of the end of each calendar month during the term of this letter of appointment.

1.5
For the avoidance of any doubt, the Fee and the Options (subject to their terms) and the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service.

2.             The term of your appointment as a Non-Executive Director of the Company shall be until the next Annual Meeting of Stockholders.

3.            You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling overseas for Board meetings and site visits if required.

4.            You will undertake such duties and powers relating to the Company, and any subsidiaries or associated companies of the Company (the “Group”) as the Board may from time to time reasonably request. Directors have the same general legal responsibilities to the Company as any other director.  The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs, inter alia, as follows:

•           Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

•           Setting the Group’s strategic aims, ensures that the necessary financial and human resources are in place for the Group to meet its objectives and reviews management performance; and

•           Setting the Group’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

5.	Confidential Information

You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company’s methods of doing business and any and all other information relating to the operation of the Company (collectively, the “Confidential Information”). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfil your responsibilities as director.  You further undertake that you shall not use such Confidential Information for personal gain.

“Confidential Information” shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 6. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

6.	Term and Termination

Subject to this paragraph 6 hereunder, this appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

6.1.1           if you resign as a director of the Company for any reason; and/or

6.1.2           if this appointment is cancelled by the holder or the holders of the shares by which you were appointed; and/or

6.1.3           if you were appointed by other directors in order to temporary fill vacancy on the Board  and said appointment is cancelled by the Board; and/or

6.1.4           if you are removed or not re-appointed as a director of the Company at a General Meeting of the Company in accordance with the requirements of the Delaware General Corporation Law and/or any other applicable law or regulation (the "Law") and/or the Company's Certificate of Incorporation; and/or

6.1.5           if you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

6.1.6           if you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least 60 days) ; and/or

6.1.7           with your death and if you are a corporation or either entity, with your liquidation.

6.1.8           if an order of a court having jurisdiction over the Company requires you to resign.

      Any termination of this letter of appointment shall be without payment of damages or compensation (except that you shall be entitled to any accrued Fees or Expenses properly incurred under the terms of this letter of appointment prior to the date of such termination).

7.           The Company will put directors’ and officers’ liability insurance in place and will use commercial reasonable effort to maintain such cover for the full term of your appointment.

8.           On termination of this appointment, you shall return all property belonging to a Group company, together with all documents, papers, disks and information, howsoever stored, relating to a Group company and used by you in connection with this position with the Company.

9.           Subject to the proper performance of your obligations to the Company under this letter of appointment and any applicable law, the Company agrees that you will be free to accept other appointments and directorships provided that:

•           They do not in any way conflict with the interests of the Company or any member of the Group.  A conflict of interest shall be deemed to arise if you are involved directly or indirectly with a company that is in the same or similar business as the Company; and

•           They do not restrict you from devoting the necessary time and attention properly to services to be performed under this letter of appointment; and

•           In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman and/or the Chief Executive Officer (the "CEO") of the Company as soon as they become apparent.

10.          The performance of individual directors and the Board and its committees is evaluated annually.  If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairman and/or the CEO as soon as is appropriate.

11.          In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director.  Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company’s expense, to the extent provided under applicable law and subject to the prior written approval of the CEO.

12.          This letter refers to your appointment as a non-executive director and your (possible) membership of the audit, the compensation and the nominating committees of the Board.

13.          You shall procure that you comply at all times with the Company’s inside trading policies as in effect from time to time.

14.          You shall discharge your general duties as a director pursuant to the Company's Certificate of Incorporation of the Company and applicable law.

15.          This letter of appointment shall be governed by and construed in accordance with the law of the State of New York.

Please sign the attached copy of this letter and return it to the Company to signify your acceptance of the terms set out above.

Sincerely yours,

/s/ Yunlu Yin
GLOBAL PHARM HOLDINGS GROUP, INC.
Yunlu Yin
Chief Executive Officer

Name of Director:	Kwong Chi Wong

Signature:	/s/ Kwong Chi Wong

Address: